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                                                                     Exhibit (d)

                        INVESTMENT MANAGEMENT AGREEMENT
                       HUDSON CAPITAL APPRECIATION FUND
                       A SERIES OF THE FAHNESTOCK FUNDS

                               February 23, 1993



Hudson Capital Advisors, Inc.
3 East 54th Street
New York, New York 10022

Dear Sirs:

          The Fahnestock Funds (the "Trust"), a business trust created pursuant to a declaration of trust ("Declaration of Trust") under the laws of the Commonwealth of Massachusetts, herewith enters into the following agreement with Hudson Capital Advisors, Inc. ("Hudson"), a wholly-owned subsidiary of Fahnestock-Viner Holdings, Inc. ("FVH") on behalf of Hudson Capital Appreciation Fund (the "Fund"), a series of shares of the Trust, as follows:


          1.  Investment Description; Appointments
              ------------------------------------

          The Trust desires the Fund to employ its capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in the Declaration of Trust of the Trust and in the Fund's Prospectus and Statement of Additional Information as from time to time in effect, and in such manner and to such extent as may from time to time be approved by the Board of Trustees of the Trust. Copies of the Fund's Prospectus and Statement of Additional Information and of the Declaration of Trust of the Trust, as amended, have been or will be submitted to Hudson. The Trust desires to employ and hereby appoints Hudson to act as investment manager to its the Fund. Hudson accepts the appointment and agrees to furnish the services set forth below for the compensation set forth below.


          2.  Services as Investment Manager
              ------------------------------

          Subject to the supervision and direction of the Board of Trustees of the Trust, Hudson will (a) act in strict conformity with the Trust's Declaration of Trust and by-laws, the Investment Company Act of 1940 (the "Act") and the Investment Advisers Act of 1940, as the same may from time to time be amended;
(b) manage the Fund in accordance with the Fund's investment objective and policies as stated in the Fund's Prospectus and its Statement of Additional Information as from time to time in effect; (c) make general investment decisions for
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the Fund including decisions concerning (i) the specific types of securities to be held by the Fund and the proportion of the Fund's assets to be allocated to such investments during particular market cycles and (ii) the specific issuers whose securities will be purchased or sold by the Fund; (d) supply office facilities for the above services; and (e) with respect to the Fund's investments, supply statistical and research data; data processing services; clerical, accounting and bookkeeping services; and stationery and office supplies. In providing those services, Hudson will supervise the Fund's investments generally and conduct a continual program of evaluation of the Fund's assets.

          It is agreed that Hudson, in connection with the performance of its duties under this Agreement, will from time to time employ or associate with itself such person or persons as Hudson may believe to be particularly fitted to assist it in the performance of this Agreement with the compensation of such person or persons to be paid by Hudson and that the Trust will incur no obligation for such compensation. Hudson, a corporation formed under the laws of the state of New York, will notify the Trust of any change in its ownership or in its senior management with responsibilities for investment management within a reasonable time after such change.


          3.  Information Provided to the Trust; Books and  Records
              --------------------------------------------- -------

          (a) Hudson will keep the Trust informed of developments materially affecting the Fund, and will, on its own initiative, furnish the Trust from time to time with whatever information Hudson believes is appropriate for this purpose.

          (b) In compliance with the requirements of Rule 31a-3 under the Investment Company Act of 1940, Hudson hereby agrees that all records which it maintains for the Trust and the Fund are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request.


          4.  Standard of Care
              ----------------

          Hudson shall exercise its best judgment in rendering the services listed in paragraph 2 above. Hudson shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or the Fund in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect Hudson against any liability to the Trust or the Fund or to its shareholders to which Hudson would otherwise be subject by reason

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of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of Hudson's reckless disregard of its obligations and duties under this Agreement.

          Any person who, even though also an officer, employee, or agent of Hudson, may be or become a trustee, officer, employee or agent of the Trust shall be deemed, when rendering services to the Trust or acting on any business of the Trust, to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, or agent of, or one under the control or direction of, Hudson even though paid by Hudson.


          5.  Compensation
              ------------

          In consideration of the services rendered pursuant to this Agreement, the Trust will pay Hudson on the first business day of each quarter a fee for the previous quarter, calculated daily, at the annual rate of 1.00% of the Fund's average daily net assets on the first $25,000,000.00 of average daily net assets, and 0.75% of the Fund's average daily net assets in excess of $25,000,000.00. Upon any termination of this Agreement before the end of a quarter, the fee for such part of that quarter shall be prorated according to the proportion that such period bears to the full quarterly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to Hudson, the value of the Fund's net assets shall be computed at the times and in the manner specified in the Fund's Prospectus or Statement of Additional Information as from time to time in effect.


          6.  Expenses
              --------

          Hudson will bear all expenses in connection with the performance of its services under this Agreement. The Fund will bear certain other expenses to be incurred in its operation, including, but not limited to: taxes, interest, brokerage fees and commissions, if any; fees of trustees of the Trust who are not officers or employees of Hudson, Fahnestock & Co. Inc. or FVH; Securities and Exchange Commission fees and state Blue Sky qualification fees; management, advisory and administration fees; distribution expenses; charges of custodians and transfer and dividend disbursing agents; certain insurance premiums; outside auditing and legal expenses; costs of maintenance of trust existence; costs of share certificates, if any are issued; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders' reports and meetings of the

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shareholders, officers or Board of Trustees of the Trust; dues payable in connection with membership in any industry association; and any extraordinary expenses.


          7.  Reimbursement to the Fund
              -------------------------

          If in any fiscal year the aggregate expenses of the Fund (including fees pursuant to this Agreement, but excluding interest, taxes, brokerage expenses, an applicable portion of distribution expenses and, with the prior written consent of the appropriate state securities commissions, extraordinary expenses) exceed the applicable expense limitation of any state having jurisdiction over the Fund, Hudson will reimburse the excess expense. Hudson's expense reimbursement obligation will be limited to the amount of its fees received pursuant to this Agreement; however, Hudson shall reimburse the Fund for such excess expenses regardless of the amount of fees paid to it during such fiscal year to the extent that the securities regulations of any state in which Fund shares are registered and qualified for sale so require. This expense reimbursement, if any, will be estimated, reconciled and paid on a quarterly basis. From time to time Hudson, in its sole discretion and as it deems appropriate, may assume certain expenses of the Fund and/or other of the Trust's funds while retaining the ability to be reimbursed by the Fund or such other fund of the Trust for such amounts prior to the end of the fiscal year. Hudson will not be reimbursed for such amounts if such action would violate the provisions of any applicable state securities laws relating to the limitation of the applicable Fund's expenses.


          8.  Services to Other Companies or Accounts
              ---------------------------------------

          The Trust understands that Hudson now acts and will continue to act as investment adviser to fiduciary and other managed accounts and now acts and will continue to act as investment manager, investment adviser, sub-investment adviser and/or administrator to one or more other investment companies, and the Trust has no objection to Hudson's so acting, provided that whenever and one or more other accounts or investment companies advised by Hudson have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed to be equitable to each entity. The Trust recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Fund. In addition, the Trust understands that the persons employed by Hudson to assist in the performance of Hudson's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of Hudson or any affiliate of Hudson to engage in and devote time and

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attention to other businesses or to render services of whatever kind or nature.

          9.  Use of Name
              -----------

          The Trust hereby acknowledges that Hudson and FVH, its parent each has a proprietary right and interest in the name "Hudson" and agrees that the name "Hudson" will be used by it only so long as this agreement or any extension, renewal or amendment of this agreement remains in effect. In the event that Hudson ceases to be the investment adviser to the Fund and that the successor adviser is not affiliated with FVH, the Trust agrees that, to the extent that it is legally able to do so, the Fund will cease to use the name "Hudson" and will not use the name "Hudson" or any other name indicating that it is advised by or otherwise connected with Hudson or FVH. The Trust further acknowledges and agrees that Hudson and FVH may grant the nonexclusive right to use the names "Hudson" or any similar names to any other corporation or entity, including but not limited to any investment company of which Hudson or any affiliate of FVH, or any successor to the business of Hudson or such affiliate, shall be the investment adviser or the distributor.


         10.  Term of Agreement
              -----------------

          This Agreement shall continue until February 23, 1994 and thereafter shall continue automatically for successive annual periods ending on March 5th of each year, provided such continuance is specifically approved at least annually by (a) the Board of Trustees who are not "interested persons" (as defined in the Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 60 days' written notice, by the Board of Trustees of the Trust or by vote of holders of a majority of the Portfolio's shares, or, upon 90 days' written notice, by Hudson. This Agreement will also terminate automatically in the event of its assignment (as defined in the Act and the Rules thereunder).


          11.  Amendment of this Agreement
               ---------------------------

          No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Fund.

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          12.  Miscellaneous
               -------------

          The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by court decision, statute, rule or otherwise, the remainder of this Agreement shall not be invalidated or rendered unforceable thereby. This Agreement shall inure to the benefit of the parties hereto and their respective successors and shall be governed by New York law.

          This Investment Management Agreement is made by the Trustees, and executed on their behalf by the undersigned officer, not individually, but as Trustees under the Trust's Declaration of Trust, and the obligations of the Trust or any of its series of shares are not binding upon any of the Trustees or Shareholders individually, but bind only the Trust property or the Trust property of the applicable series of its shares of beneficial interest.

          If the foregoing is in accordance with your understanding, kindly indicate your acceptance hereof by signing and returning the enclosed copy hereof.

                              Very truly yours,

                              THE FAHNESTOCK FUNDS



                              By:/s/ Charles E. Padgett
                                 -----------------------------
                                 Charles E. Padgett, Secretary



Accepted and Agreed:

HUDSON CAPITAL ADVISERS, INC.



By:/s/ Howard Shawn
   -------------------------
   Howard Shawn

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